Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2026 with respect to the financial statements of Pelthos Therapeutics Inc. included in the Annual Report on Form 10-K of Pelthos Therapeutics Inc. for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

Hartford, CT
November 12, 2026